Exhibit 99.1

United Online, Inc. Names Andrew Miller to its Board of Directors

United Online, Inc. (NASDAQ: UNTD) announced today that it has appointed Andrew Miller, 53, to its Board of Directors.  Miller, the Executive Vice President and Chief Financial Officer of molecular diagnostics company Cepheid, becomes the eighth member of United Online’s Board and the first new member named since the company spun off its FTD subsidiary in November of last year.

“I am happy to welcome Andrew Miller to the United Online Board of Directors,” said Francis Lobo, President and CEO of United Online. “Andrew brings extensive, senior-level finance experience with a variety of innovative technology companies.  That experience will be vital in the coming months as United Online implements new strategies to achieve long term-growth. The addition of Andrew at this crucial time strengthens the Board’s technology expertise and helps position us for success in the rapidly changing world of high tech.”

“We are looking forward to the fresh perspective and the broad skillset that Andrew brings,” said Howard Phanstiel, Chairman of the Board of Directors of United Online. “He is a keen financial mind who has worked with both software and product-focused high tech companies, and that experience aligns well with what we are focused on here at United Online.  He is an excellent fit for the United Online Board.”

Based in Woodland Hills, California, United Online is the parent company of well-known Internet brands NetZero, Juno, Classmates and MyPoints, which together have an online audience of more than 100 million registered accounts worldwide.

Mr. Miller joined Cepheid in April 2008 as Senior Vice President, Chief Financial Officer and was promoted to his current position in January, 2012.  Prior to Cepheid, Mr. Miller was Vice President of Finance and Chief Accounting Officer for Autodesk, an enterprise software company.  Prior to that, he held senior level finance positions at MarketFirst Software, Inc., Cadence Design Systems, Adaptive Broadband Corporation and Silicon Graphics, Inc.

About United Online®

United Online, Inc. (Nasdaq: UNTD), through its operating subsidiaries, provides consumer products and services over the Internet, where their respective brands have attracted a large online audience that includes more than 100 million registered accounts worldwide. United Online’s Content & Media segment provides social networking products and services (Classmates and StayFriends) and loyalty marketing (MyPoints). Its primary Communications segment service is Internet access (NetZero and Juno), including NetZero Mobile Broadband (NetZero Wireless).

Source: United Online, Inc.

United Online, Inc.
Investors:
David Bigelow, 818-287-3560
dbigelow@corp.untd.com
or
Media Inquiries:
Scott Matulis, 818-287-3388
pr@untd.com